EXHIBIT 99.1


News
For Immediate Release                                 SILGAN HOLDINGS INC.
                                                      4 Landmark Square
                                                      Suite 400
                                                      Stamford, CT  06901

                                                      Telephone: (203) 975-7110
                                                      Fax:       (203) 975-7902


                                                          Contact:
                                                          Robert B. Lewis
                                                          (203) 406-3160





               SILGAN HOLDINGS REPORTS THIRD QUARTER EARNINGS AND
                   REAFFIRMS FULL YEAR 2005 EARNINGS OUTLOOK


STAMFORD, CT, October 20, 2005 -- Silgan Holdings Inc. (Nasdaq:SLGN), a leading supplier of consumer goods packaging products, today reported third quarter 2005 net income of $45.2 million, or $1.20 per diluted share, as compared to third quarter 2004 net income of $38.4 million, or $1.03 per diluted share. Per share amounts have been restated to reflect the two-for-one stock split that occurred on September 15, 2005.

"Our overall business continued to perform well in the third quarter, particularly given the challenges of raw material and energy inflation," said Phil Silver, Co-Chairman and Co-CEO. "Our total volumes were steady and our operating results were bolstered by productivity improvements and continued strong performance in our closures product line. While we continue to experience cost inflation, particularly in resin costs, and certain isolated supply chain restrictions, I am confident our businesses will meet these challenges," added Mr. Silver. "Accordingly, even after giving consideration to our cautious near term outlook concerning the resin market, we are reaffirming our earnings guidance for the year," concluded Mr. Silver.




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SILGAN HOLDINGS
October 20, 2005
Page 2


Net sales for the third quarter of 2005 were $797.5 million, an increase of $12.7 million, or 1.6 percent, as compared to $784.8 million for the same period in 2004. This increase was the result of higher average selling prices in both the metal food and plastic container businesses, principally due to the pass through of higher raw material costs, improved product mix and growth in unit volumes in our closures product line, partially offset by volume declines in the plastic container and food can businesses.

Income from operations for the third quarter of 2005 was $86.1 million as compared to $77.1 million for the third quarter of 2004. This increase was due to higher income from operations in the metal food container business, partially offset by lower income from operations in the plastic container business.

Interest and other debt expense for the third quarter of 2005 was $12.6 million, a decrease of $1.0 million as compared to the same period in 2004. This decrease was due to lower average borrowings as a result of the Company's debt reduction initiatives, partially offset by a higher average cost of borrowings resulting from rising interest rates.

Metal Food Containers

Net sales of the metal food container business were $651.1 million for the third quarter of 2005, an increase of $8.4 million, or 1.3 percent, over the third quarter of 2004 primarily as a result of higher average selling prices due to price increases in response to increased raw material and other inflationary costs and higher unit volumes in the closures product line, partially offset by slightly lower food can volumes.

Income from operations of the metal food container business increased in the third quarter of 2005 to $81.2 million as compared to $69.2 million for the same period in 2004 due to the positive performance in the closures operations as a result of strong unit volumes, continued benefits from rationalization and integration activities and the combination of productivity benefits from relatively higher capital spending over the last several years and price increases in response to inflationary pressures.


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SILGAN HOLDINGS
October 20, 2005
Page 3


Plastic Containers

Net sales of the plastic container business were $146.4 million in the third quarter of 2005, an increase of $4.3 million, or 3.0 percent, as compared to the third quarter of 2004. This increase was principally attributable to higher average selling prices due to the pass through of higher resin costs and improved product mix, partially offset by lower volumes.

Income from operations of the plastic container business for the third quarter of 2005 was $7.4 million as compared to $9.8 million in the third quarter of 2004. Income from operations and operating margin decreased primarily as a result of lower volumes and higher employee benefit costs.

Nine Months

Net income for the first nine months of 2005 was $73.6 million, or $1.96 per diluted share, as compared to net income for the first nine months of 2004 of $67.7 million, or $1.82 per diluted share. Results for the first nine months of 2005 included a loss on early extinguishment of debt of $11.0 million, or $0.18 per diluted share net of tax, related to the second quarter refinancing of the Company's senior secured credit facility and rationalization charges totaling $0.5 million, or $0.01 per diluted share net of tax, as compared with rationalization charges of $1.2 million, or $0.02 per diluted share net of tax, in the same period a year ago.

Net sales for the first nine months of 2005 were $1.909 billion as compared to $1.855 billion for the first nine months of 2004. This increase was largely the result of higher average selling prices in both the metal food and plastic container businesses, primarily as a result of the pass through of higher raw material and other costs.

Income from operations for the first nine months of 2005 was $169.2 million versus $155.9 million during the same period in 2004. Income from operations benefited from productivity improvements as well as continued benefits from rationalization and integration activities at our manufacturing facilities, partially offset by higher selling, general and administrative costs.


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SILGAN HOLDINGS
October 20, 2005
Page 4


Interest and other debt expense before loss on early extinguishment of debt for the first nine months of 2005 was $38.6 million, a decrease of $5.3 million as compared to the first nine months of 2004. This decrease was due to lower average borrowings as a result of the Company's debt reduction initiatives, slightly offset by a higher average cost of borrowings resulting from rising interest rates over the last nine months.

Stock Split

On September 15, 2005, the Company affected a two-for-one stock split of its common stock in the form of a stock dividend. Per share amounts have been restated to reflect this split for all periods presented.

Dividend

On September 15, 2005, the Company paid a quarterly cash dividend of $0.10 per share to holders of record of common stock of the Company on September 1, 2005. This dividend payment aggregated $3.7 million.

Outlook for 2005

A sharp spike in resin inflation occurred late in the third quarter, primarily as a direct result of the recent hurricane activity along the Gulf Coast. A number of petrochemical operations in that area have shut down capacity for varied periods due to these storms, thereby significantly reducing supply.

The effects of these hurricanes and an early-October explosion in a supplier's ethylene cracking facility led many resin suppliers to declare force majeure or implement sales volume control initiatives. As a result, resin supply is tight and in some circumstances under an allocation process. The Company is in open communication with its suppliers and customers in order to efficiently work through this situation. Given this uncertainty regarding resin supply, the Company is being conservative in its fourth quarter earnings outlook.


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SILGAN HOLDINGS
October 20, 2005
Page 5


The Company's previous earnings estimate of net income per diluted share for 2005 was $2.17 to $2.32, adjusted for the charge of $0.18 per diluted share for the loss on early extinguishment of debt recorded in the second quarter of 2005. Based on the year-to-date financial performance and the operational outlook for the fourth quarter of 2005, the Company is reaffirming and narrowing its full year earnings estimate of net income per diluted share in a range of $2.22 to $2.32, which includes the estimated impact of the volatile petrochemical markets. This estimate does not include the impact of potential rationalization actions, which the Company currently has under review.

As a result, the Company expects net income per diluted share for the fourth quarter 2005 to be in the range of $0.26 to $0.36 versus $0.44 in the prior year fourth quarter, which included net income per diluted share of $0.04 attributable to a litigation settlement.

The Company also reiterated that, in the absence of compelling acquisitions, it anticipates reducing debt by approximately $125 million in the fourth quarter of 2005 as compared with the year-end 2004 balance.

Conference Call

Silgan Holdings Inc. will hold a conference call to discuss the Company's results for the third quarter of 2005 at 11:00 a.m. eastern time on Thursday, October 20, 2005. The toll free number for domestic callers is (888) 802-2266, and the number for international callers is (913) 312-1270. For those unable to listen to the live call, a taped rebroadcast will be available until 5:00 p.m. eastern time on October 31, 2005. To access the rebroadcast, the toll free number for domestic callers is (888) 203-1112, and the number for international callers is (719) 457-0820. The pass code is 2941188.


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SILGAN HOLDINGS
October 20, 2005
Page 6


Silgan Holdings is a leading North American manufacturer of consumer goods packaging products with annual net sales of $2.4 billion in 2004. Silgan operates 60 manufacturing facilities in the U.S. and Canada. In North America, Silgan is the largest supplier of metal containers for food products and a leading supplier of plastic containers for personal care products and of metal, composite and plastic vacuum closures for food and beverage products.

Statements included in this press release which are not historical facts are forward looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934. Such forward looking statements are made based upon management's expectations and beliefs concerning future events impacting the Company and therefore involve a number of uncertainties and risks, including, but not limited to, those described in the Company's Annual Report on Form 10-K for 2004 and other filings with the Securities and Exchange Commission. Therefore, the actual results of operations or financial condition of the Company could differ materially from those expressed or implied in such forward looking statements.

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

                                             SILGAN HOLDINGS INC.
                            CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
                              For the quarter and nine months ended September 30,
                                (Dollars in millions, except per share amounts)



                                                                  Third Quarter               Nine Months
                                                                  -------------               -----------
                                                                2005        2004           2005          2004
                                                                ----        ----           ----          ----

Net sales .............................................        $797.5      $784.8       $1,908.7      $1,854.5

Cost of goods sold ....................................         681.2       679.1        1,652.5       1,614.8
                                                               ------      ------       --------      --------

   Gross profit .......................................         116.3       105.7          256.2         239.7

Selling, general and administrative expenses ..........          30.2        28.6           86.5          82.6

Rationalization charges ...............................           --          --             0.5           1.2
                                                               ------      ------       --------      --------

   Income from operations .............................          86.1        77.1          169.2         155.9

Interest and other debt expense before loss on
   early extinguishment of debt .......................          12.6        13.6           38.6          43.9

Loss on early extinguishment of debt ..................           --          --            11.0           --
                                                               ------      ------       --------      --------

   Interest and other debt expense ....................          12.6        13.6           49.6          43.9

   Income before income taxes .........................          73.5        63.5          119.6         112.0

Provision for income taxes ............................          28.3        25.1           46.0          44.3
                                                               ------      ------       --------      --------

   Net income .........................................        $ 45.2      $ 38.4       $   73.6      $   67.7
                                                               ======      ======       ========      ========

Earnings per share: (1)
   Basic net income per share .........................         $1.22       $1.05          $1.99         $1.85
   Diluted net income per share .......................         $1.20       $1.03          $1.96         $1.82

Cash dividends per common share (1) ...................         $0.10       $0.08          $0.30         $0.15

Weighted average shares (000's): (1)
   Basic ..............................................        37,172      36,799         37,059        36,713
   Diluted ............................................        37,646      37,255         37,573        37,189


   (1) Per share and share amounts have been restated for the two-for-one split that occurred on September 15, 2005.



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                              SILGAN HOLDINGS INC.
              CONSOLIDATED SUPPLEMENTAL FINANCIAL DATA (UNAUDITED)
               For the quarter and nine months ended September 30,
                              (Dollars in millions)


                                           Third Quarter            Nine Months
                                           -------------            -----------
                                          2005       2004         2005        2004
                                          ----       ----         ----        ----

Net sales:
     Metal food containers .........     $651.1     $642.7     $1,447.7    $1,422.8
     Plastic containers ............      146.4      142.1        461.0       431.7
                                         ------     ------     --------    --------
         Consolidated ..............     $797.5     $784.8     $1,908.7    $1,854.5
                                         ======     ======     ========    ========

Income from operations:
     Metal food containers (a) .....     $ 81.2     $ 69.2     $  147.3    $  123.6
     Plastic containers (b) ........        7.4        9.8         29.5        37.8
     Corporate .....................       (2.5)      (1.9)        (7.6)       (5.5)
                                         ------     ------     --------    --------
         Consolidated ..............     $ 86.1     $ 77.1     $  169.2    $  155.9
                                         ======     ======     ========    ========


                              SILGAN HOLDINGS INC.
                CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
                              (Dollars in millions)


                                                                 Sept. 30,     Sept. 30,     Dec. 31,
                                                                   2005          2004          2004
                                                                   ----          ----          ----

Assets:
     Cash and cash equivalents ............................      $   63.8      $   22.9      $   35.4
     Other current assets .................................         683.3         659.3         520.5
     Property, plant and equipment, net ...................         763.2         792.9         792.9
     Other assets, net ....................................         248.4         259.4         248.4
                                                                 --------      --------      --------
         Total assets .....................................      $1,758.7      $1,734.5      $1,597.2
                                                                 ========      ========      ========

Liabilities and stockholders' equity:
     Current liabilities, excluding debt ..................      $  305.8      $  306.1      $  322.6
     Current and long-term debt ...........................         970.7       1,055.7         841.7
     Other liabilities ....................................         201.4         181.1         225.5
     Stockholders' equity .................................         280.8         191.6         207.4
                                                                 --------      --------      --------
         Total liabilities and stockholders' equity .......      $1,758.7      $1,734.5      $1,597.2
                                                                 ========      ========      ========


     (a) Includes rationalization charges of $0.9 million for the nine months ended September 30, 2004.

     (b) Includes rationalization charges of $0.5 million and $0.3 million for the nine months ended September 30, 2005 and 2004, respectively.